EXHIBIT 5.1



		       [Form of Piper & Marbury Opinion]




				October 30, 1995



SunAmerica Inc.
1 SunAmerica Center
Century City
Los Angeles, California  90067-6022

	       Re:   Registration Statement
		     Registration No. 33-62405
		     _________________________

Ladies and Gentlemen:

	       We have acted as Maryland counsel to SunAmerica Inc. (the "Corporation") in connection with its Registration Statement on Form S-3 (Registration No. 33-62405) filed with the Securities and Exchange Commission (the "Commission"), and the prospectus supplement dated October 26, 1995 (the "Prospectus Supplement") relating to the issuance and sale of up to 4,000,000 $3.10 Depositary Shares (the "Depositary Shares") each representing one-fiftieth of a share of Series E Mandatory Conversion Premium Dividend Preferred Stock, no par value (the "Series E Preferred Stock"). Each share of Series E Preferred Stock is convertible under certain circumstances into shares of the Corporation's Common Stock, $1.00 par value (the "Common Stock"). The Series E Preferred Stock will be deposited under a Deposit Agreement dated as of November 1, 1995 (the "Deposit Agreement") among the Corporation, The Bank of New York, as depositary, and all holders from time to time of the depositary receipts issued thereunder.

	       We have reviewed the Charter and By-Laws of the Corporation, the Registration Statement and the Prospectus Supplement, and the proceedings heretofore taken by the Corporation in connection with the authorization, issuance and sale of the Depositary Share sand Series E Preferred Stock and Common Stock. In addition, we have examined such other documents, instruments and matters of law as we have deemed necessary to the rendering of the opinion expressed below.

	       Based on the foregoing, we are of the opinion and advise as follows:

	       1. The Series E Preferred Stock, and the deposit of the Series E Preferred Stock by the Corporation in accordance with the Deposit Agreement, have been duly authorized, and when the Series E Preferred Stock is issued and delivered in the manner contemplated in the Prospectus Supplement and payment of the agreed consideration for the Series E Preferred Stock has been received by the Corporation, the Series E Preferred Stock will be duly issued, fully paid and nonassessable.

	       2. The shares of Common Stock initially issuable upon the conversion of the Series E Stock have been duly authorized and reserved for issuance upon such conversion, and when issued upon conversion, will be duly issued, fully paid and nonassessable.

	       We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to or firm in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

				       Very truly yours,
				       /s/  Piper & Marbury L.L.P.